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                                                                      EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

A reconciliation of basic to diluted earnings per share for the nine months ended December 31, 2000 and 1999 is as follows:

                                              2000                             1999
                                  ----------------------------      ----------------------------
                                     BASIC           DILUTED           BASIC          DILUTED
                                  -----------      -----------      -----------      -----------
Net loss                          $  (774,066)     $  (774,066)     $  (507,472)     $  (507,472)
                                  ===========      ===========      ===========      ===========

Weighted average number of
    common shares outstanding
    during the period               4,400,210        4,400,210        4,400,210        4,400,210

Net effect of dilutive stock
    options based on the
    treasury stock method at
    market prices                          --               --               --               --
                                  -----------      -----------      -----------      -----------

Shares used for computation         4,400,210        4,400,210        4,400,210        4,400,210
                                  ===========      ===========      ===========      ===========

Net loss per share                $     (0.18)     $     (0.18)     $     (0.12)     $     (0.12)
                                  ===========      ===========      ===========      ===========

As the Company incurred a net loss for the nine months ended December 31, 2000 and 1999, there were no adjustments for potentially dilutive securities as the adjustments would have been antidilutive.